UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 27, 2007 (March 22, 2007)

Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
(512) 708-9310
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 22, 2007, Introgen Therapeutics, Inc. (the “Company”) entered into a cooperative research and development agreement (the “Agreement”) with The U.S. Department of Health and Human Services, as represented by the National Cancer Institute (“NCI”), for a term of five years from the effective date, pursuant to which the Company and NCI have agreed to collaborate in an effort to develop cancer immunotherapies utilizing the p53 protein.
     Under the terms of the Agreement, NCI has agreed to, among other things, conduct Phase 2 clinical trials that will combine the Company’s adenoviral p53 immunotherapy with a novel p53 targeted treatment developed by NCI. Pursuant to the Agreement, the Company has agreed to, among other things, contribute all available pre-clinical and clinical data necessary to obtain regulatory approvals for the uses of adenovirus expressing p53 contemplated by the Agreement and cGMP-quality adenovirus expressing p53 in sufficient quantities for use in the clinical trials and in vitro studies. The parties together have agreed to, among other things, develop the clinical protocols and key clinical document templates for the Phase 2 clinical trials and monitor the clinical data (the collective responsibilities of the parties, the “Research Plan”).
     Subject to certain exceptions, sole ownership of and title to any invention conceived or first reduced to practice (the “Subject Inventions”), and all tangible materials (the “Subject Materials”) and all recorded information first produced, in performance of the Research Plan will be retained by the party solely responsible for its production. The parties will jointly own all Subject Inventions invented, and all Subject Materials developed, jointly.
     With respect to the government’s rights to any Subject Inventions made solely by NCI or jointly with the Company, for which a patent application has been filed, the government has agreed to grant the Company an exclusive option for a period of time to elect to negotiate an exclusive or nonexclusive commercialization license, subject to certain rights retained by NCI. In addition, with respect to any Subject Inventions made solely by the government or jointly with the Company, and licensed pursuant to the Company’s option, the Company has agreed to grant the government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Subject Inventions, or have the Subject Inventions practiced throughout the world on its behalf, subject to certain confidentiality requirements. With respect to any Subject Inventions made solely by the Company, the Company has agreed to grant the government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Subject Inventions, or have such Subject Inventions practiced throughout the world on its behalf, for research or other government purposes.
     In further support of the Agreement, the Company has agreed to provide NCI with funding in the amount of $75,000 per year, paid in equal quarterly installments, for the first two years of the Agreement for NCI’s use in acquiring technical, statistical and administrative support for the Research Plan. Additional funding may be added to support future clinical and research activities by mutual agreement of the parties.
     The Agreement is terminable upon the mutual written consent of the parties or unilaterally upon 90 days prior written notice to the other party. If the Company unilaterally terminates the Agreement prior to completion of all approved or active studies to be performed in accordance with the Research Plan, the Company shall supply NCI with sufficient adenovirus expressing p53 (and placebo, if applicable) to complete such studies, unless the termination is for safety reasons.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ James W. Albrecht, Jr.
James W. Albrecht, Jr.
Chief Financial Officer

Date: March 27, 2007